Exhibit 99.17

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”), dated as of December 20, 2023 (the “Effective Date”), is made jointly and severally by Scott and Theresa Beck, residents of the State of Colorado (together, the “Guarantor”) to and for the benefit of WC Gloo Fund, LLC, an Indiana limited liability company (the “Holder).

RECITALS

A.
Holder and the Guarantor have entered into that certain Put Agreement dated as of the Effective Date (the “Agreement”) whereby Gloo Holdings, LLC, a Delaware limited liability company (the “Company”), has agreed that the Holder of the Put Option Units may require the Company to purchase all or any of the Put Option Units for the Put Price at any time during the Put Period upon exercise of the Put.
B.
Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.
C.
The Guarantor will derive material, substantial and direct benefit from the Holder entering into the Agreement.
D.
The Holder has relied on the statements and agreements contained herein in agreeing to purchase the Put Option Units.

AGREEMENTS

NOW, THEREFORE, intending to be legally bound, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, hereby covenants and agrees for the benefit of the Holder and its permitted successors, endorsees, transferees, participants and assigns as follows:

1.
Guaranty. Guarantor absolutely, unconditionally, irrevocably, and jointly and severally guarantees the full and prompt payment, in accordance with the terms and subject to conditions of the Agreement, to Holder of the Put Price owing under the Agreement upon the Holder’s exercise of the Put (collectively the “Guaranteed Obligations”).
2.
Payment of Amounts Owed. Subject to the terms and conditions of the Agreement, after exercise of the Put during the Put Period by Holder, Guarantor agrees to pay the Guaranteed Obligations within 2 business days following the date on which such amounts are due and payable in accordance with the terms and conditions of the Agreement.
3.
Nature of Guaranty. This is an absolute, present, and continuing guaranty of payment and not merely of collection. Guarantor agrees that this Guaranty may be enforced by the Holder without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Agreement through foreclosure or sale proceedings or resorting to any other guaranties. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Holder pursuant to the Agreement as a result of the insolvency, bankruptcy, dissolution, liquidation, or reorganization of the Guarantor.
4.
Certain Waivers by Guarantor.
(a)
To the fullest extent permitted by law, with respect to the Holder, Guarantor does hereby (i) waive notice of acceptance of this Guaranty by the Holder and any and all notices and demands of every kind which may be required to be given by any statute, rule or law; (ii) agree to refrain from asserting, until after repayment in full of such Holder’s Guaranteed Obligations, any defense (other than repayment in full of such Holder’s Guaranteed Obligations), right of set-off, right of recoupment or other

Claim which Guarantor may have against the Holder; (iii) waive any and all rights Guarantor may have under any anti-deficiency statute or other similar protections; (iv) waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment until such Holder’s Guaranteed Obligations have been paid in full; (v) waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability; (vi) waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect; (vii) waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of the Holder to file or enforce a Claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding; (viii) waive any defense based on an election of remedies by the Holder, whether or not such election may affect in any way the recourse, subrogation or other rights of Guarantor; and (ix) unconditionally and irrevocably waive any right to revoke this Guaranty and acknowledge that this Guaranty is continuing in nature and applies to all presently existing and future Guaranteed Obligations. Guarantor acknowledges that (A) Guarantor has received a copy of the Agreement, and (B) no representations of any kind whatsoever have been made by the Holder to induce Guarantor to execute and deliver this Guaranty. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Holder except as expressly set forth in a writing duly signed and delivered by the Holder. For purposes of this Section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, right of set-off or right of recoupment of any kind or nature against the Holder, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Holder in connection with the making, closing, administration, collection or enforcement by the Holder of the Guaranteed Obligations.
(b)
In addition to the foregoing, Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of: (i) any illegality or lack of validity or enforceability of any Guaranteed Obligation or the Agreement, or any related agreement or instrument; (ii) any change in the time, place or manner of payment of, or in any other term of, the Guaranteed Obligations, or any rescission, waiver, amendment or other modification of the Agreement or any other agreement; (iii) any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations; (iv) any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Guaranteed Obligations; (v) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (vi) any change or termination of the ownership or existence of the Guarantor or any insolvency, bankruptcy or other similar proceeding affecting the Guarantor or their assets or any resulting release or discharge of any Guaranteed Obligation; (vii) the release or reduction of liability of Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; and (viii) the failure of the Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement.
5.
Severability. The parties hereto intend and believe that each provision in this Guaranty comports with all applicable local, state, and federal laws and judicial decisions. However, if any provision in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, then it is the intent of all parties hereto that such provision shall be given force to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Holder under the remainder of this Guaranty shall continue in full force and effect.
6.
Choice Of Law; Consent To Jurisdiction. This Guaranty and any claims, controversy, dispute or cause of action based upon, arising out of, or relating to this Guaranty and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the

State of Delaware.
7.
Claims in Bankruptcy. In the event the automatic stay imposed by the applicable provisions of the U.S. Bankruptcy Code, as amended, or under any other applicable law, against the exercise of the rights and remedies otherwise available to creditors of the Guarantor or such applicable law is deemed by the court having jurisdiction to apply to Guarantor so that Guarantor is not permitted to pay the Holder the Guaranteed Obligations and/or the Holder may not immediately enforce the terms of this Guaranty or exercise such other rights and remedies against Guarantor as would otherwise be provided by law, the Holder shall immediately be entitled, and Guarantor hereby consents, to relief from such stay, and Guarantor hereby authorizes and directs the Holder to present this Guaranty to the applicable court to evidence this agreement and consent.
8.
Notices. All notices required or permitted hereunder shall be given and shall become effective as provided in the Agreement. All notices to Guarantor shall be addressed to Guarantor at the address provided on the signature page hereto, or to such other address provided from time to time by written notice to the Holder and the other parties hereto.
9.
Representations and Warranties. To induce the Holder to enter into the Agreement, Guarantor makes the following representations and warranties to the Holder set forth in this Section. Guarantor acknowledges that but for the truth and accuracy of the matters covered by the following representations and warranties, the Holder would not have agreed to enter into the Agreement.
(a)
the execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any applicable law, order, rule, regulation, writ, injunction or decree now in effect of any governmental authority, or court having jurisdiction over Guarantor or (ii) any other contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty;
(b)
this Guaranty creates legal, valid, and binding obligations of Guarantor enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance, or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles; and
(c)
there is no action, proceeding, or investigation pending or, to the knowledge of Guarantor, threatened or affecting Guarantor, which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty. There are no judgments or orders for the payment of money rendered against Guarantor (not paid or fully covered by insurance and as to which the relevant insurance company has not expressly denied coverage) that have been undischarged for a period of ten (10) or more consecutive days and the enforcement of which is not stayed by reason of a pending appeal or otherwise. Guarantor is not in default under any agreements which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.
10.
Notices of Certain Financial Events. If Guarantor shall become insolvent or seek protection under insolvency laws or proceedings, or any application shall be made to have Guarantor declared bankrupt or insolvent, notice of such occurrence or event shall be promptly furnished to the Holder by Guarantor.
11.
Enforcement Costs. Guarantor shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Holder in the enforcement of this Guaranty, whether or not legal proceedings are commenced.
12.
Successors and Assigns. This Guaranty shall be binding upon the successors and assigns of each Guarantor.
13.
Construction. The titles of the paragraphs of this Guaranty are for convenience of reference only and are not to be considered in construing this Guaranty.
14.
Counterparts. This Guaranty may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.

[REMAINDER OF THE PAGE LEFT BLANK; SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound and intending that this agreement be executed under seal, Guarantor has caused this Guaranty to be executed the day and year first above mentioned.

GUARANTOR:

/s/ Scott Beck

Scott Beck

/s/ Theresa Beck

Theresa Beck

Address for notices to Guarantor:

831 Pearl Street Boulder, CO 80302

Accepted and Agreed by Holder:

WC GLOO FUND, LLC

By: /s/ Norwood Davis

Name: Norwood Davis

Title: Manager

Signature Page to Guaranty